Exhibit 99.1

NEWS RELEASE

HighPeak Energy, Inc. Announces Closing of $85 Million Private Placement

FORT WORTH, Texas, September 6, 2022 (GLOBE NEWSWIRE)— HighPeak Energy, Inc. (NASDAQ: HPK) (“HighPeak” or the “Company”), today announced that it has closed an aggregate $85 million private placement of 3.9 million newly issued shares of the Company’s common stock at a price per share of $21.61 as determined by the 5-day volume weighted average closing price for the five days immediately prior to August 22, 2022. The initial private placement closing occurred on August 22, 2022 with multiple subsequent closings through September 2, 2022. The Company intends to use the proceeds of the private placement for general corporate purposes.

Purchasers, among others, included Jack Hightower, Chief Executive Officer (462,749 shares), additional members of the Company’s management team (220,969 shares) and The John Paul DeJoria Family Trust (2,313,744 shares).

HighPeak Chairman and Chief Executive Officer, Jack Hightower, said, “This private placement capital raise improves the Company’s balance sheet, lowers leverage and enhances our liquidity. The substantial participation by the management team and one of the Company’s largest stockholders is a testament to their collective confidence in the continued growth strategy and rich underlying asset value of the Company.”

About HighPeak Energy, Inc.

HighPeak Energy is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.